EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS SECOND QUARTER RESULTS

New York, New York August 14, 2015-- Network-1 Technologies, Inc. (NYSE: NTIP) today announced financial results for the quarter ended June 30, 2015.

Network-1 had revenue of $1,747,000 and $7,374,000 for the three and six months ended June 30, 2015, respectively, as compared to revenue of $5,166,000 and $9,657,000 for the three and six months ended June 30, 2014, respectively.  Included in revenue for the three and six months ended June 30, 2014 was $3,281,000 of additional royalties from Cisco Systems as a result of Network-1’s audit of the May 2011 license agreement with Cisco.

Exclusive of the additional royalty revenue from the Cisco audit for the three months ended June 30, 2014, revenue decreased $138,000 or 7.3% for the three months ended June 30, 2015 compared to the three months ended June 30, 2015.  Exclusive of the additional royalty revenue from the Cisco audit for the six months ended June 30, 2014, revenue increased $998,000 or 16% for the six months ended June 30, 2015 as compared to the six months ended June 30, 2014.

Network-1 reported a net (loss) of $(220,000) or $(0.01) per share (basic and diluted) for the second quarter ended June 30, 2015 as compared to net income of $1,601,000 or $0.06 per share (basic and diluted) for the second quarter ended June 30, 2014.

Network-1 reported net income for the six months ended June 30, 2015 of $1,310,000 or $0.06 per share (basic) and $0.05 per share (diluted), compared with net income of $2,997,000 or $0.12 per share (basic) and $0.11 per share (diluted) for the six months ended June 30, 2014.

At June 30, 2015, the Company had net operating loss carryforwards (NOLs) totaling approximately $23,329,000 expiring through 2029, with a future tax benefit of approximately $8,165,000.  During the six month period ended June 30, 2015 as a result of income before taxes for the period of $2,016,000, the deferred tax asset was reduced by $ 666,000 to $4,077,000.

At June 30, 2015, the Company's principal sources of liquidity consisted of cash and cash equivalents of approximately $16.8 million and working capital of approximately $18.9 million.

In September 2011, the Company initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent. Network-1 has now reached settlement and license agreements with eight of the original defendants.   The remaining eight (8) defendants in the lawsuit are Alcatel-Lucent USA, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., Hewlett-Packard Company, Juniper Networks, Inc., Polycom Inc., and Sony Electronics, Inc. Network-1 seeks monetary damages based upon reasonable royalties.  Subsequent to the end of the second quarter, Network-1 received $1,350,000 from litigation settlement agreements that will be recorded as revenue for the quarter ended September 30, 2015.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The condensed statements of operations and condensed balance sheet are attached.

Network-1 Technologies, Inc.
Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

ROYALTY REVENUE	$1,747,000	$5,166,000	$7,374,000	$9,657,000
COST OF REVENUE	478,000	1,506,000	2,167,000	2,820,000
GROSS PROFIT	1,269,000	3,660,000	5,207,000	6,837,000
OPERATING EXPENSES:
General and Administrative	1,119,000	615,000	2,224,000	1,213,000
Amortization of patents	413,000	409,000	826,000	818,000
Stock-based compensation	74,000	135,000	174,000	162,000

TOTAL OPERATING EXPENSES	1,606,000	1,159,000	3,224,000	2,193,000

OPERATING INCOME (LOSS)	(337,000)	2,501,000	1,983,000	4,644,000

OTHER INCOME:
Interest income, net	12,000	12,000	33,000	21,000

INCOME (LOSS) BEFORE INCOME TAXES	(325,000)	2,513,000	2,016,000	4,665,000

INCOME TAXES (BENEFIT)
Current	(15,000)	57,000	40,000	102,000
Deferred	(90,000)	855,000	666,000	1,566,000
Total Income Taxes (Benefit)	(105,000)	912,000	706,000	1,668,000

NET INCOME (LOSS)	$(220,000)	$1,601,000	$1,310,000	$2,997,000

Net Income (Loss) per share
Basic	$(0.01)	$0.06	$.06	$0.12
Diluted	$(0.01)	$0.06	$.05	$0.11

Weighted average common shares outstanding:
Basic	23,439,468	25,484,978	23,761,420	25,629,473
Diluted	23,439,468	27,496,232	25,006,281	27,689,150

NET INCOME (LOSS)	$(220,000)	$1,601,000	$1,310,000	$2,997,000

OTHER COMPREHENSIVE INCOME (LOSS) Unrealized holding gain (loss) on securities available - for - sale arising during period	(32,000)	(4,000)	(12,000)	(10,000)

COMPREHENSIVE INCOME (LOSS)	$(252,000)	$1,597,000	$1,298,000	$2,987,000

Condensed Balance Sheet as of June 30, 2015

Cash and cash equivalents	$16,751,000

Total current assets	$19,825,000

Total assets	$26,902,000

Total current liabilities	$886,000

Total long term liabilities	$-0-

Total stockholders' equity	$26,016,000